Exhibit 99.1

GETTY REALTY CORP. ANNOUNCES

PRELIMINARY FINANCIAL RESULTS FOR THE QUARTER

AND YEAR ENDED DECEMBER 31, 2008

JERICHO, NY, February 10, 2009 --- Getty Realty Corp. (NYSE-GTY) today reported its preliminary financial results for the quarter and year ended December 31, 2008.

Net earnings increased by $8.7 million to $9.3 million for the quarter ended December 31, 2008, as compared to $0.6 million for the quarter ended December 31, 2007. Net earnings increased by $7.9 million to $41.8 million for the year ended December 31, 2008, as compared to $33.9 million for the year ended December 31, 2007.

The increases in net earnings for the quarter and year ended December 31, 2008 are primarily due to the effect of the non-cash $10.5 million reserve recorded in the fourth quarter of 2007 for the full amount of the deferred rent receivable attributable to approximately 40% of the properties leased under a unitary master lease (the “Master Lease”) to Getty Petroleum Marketing Inc. (“Marketing”), the Company’s principal tenant. Among other factors, the reserve was recorded due to the continued deterioration in the financial condition and annual results of operations of Marketing reported for 2007 and the Company’s decision to attempt to negotiate with Marketing to remove those properties from the Master Lease.

The Company reports that it has held periodic discussions with Marketing since March 2008, and that although the Company continues to remove individual locations from the Master Lease as mutually beneficial opportunities arise; there has been no agreement between Marketing and the Company on any principal terms that would be the basis for a definitive Master Lease modification agreement. Leo Liebowitz, the Company’s Chairman and Chief Executive Officer stated “We have continued our dialogue with Marketing concerning a possible modification of the Master Lease with Marketing since we believe that a deal benefiting both parties is possible. However, we cannot predict if, or when, a modification of the Master Lease on terms acceptable to the Company and Marketing could be accomplished or what the terms of any such modification agreement may be.”

The financial results for the year ended December 31, 2008 and 2007 include the effect of the $84.6 million acquisition of convenience stores and gas station properties which was not substantially completed until the end of the first quarter of 2007. Accordingly, the financial results for the year ended December 31, 2007 only partially include the results of such acquisition. Net earnings and earnings from continuing operations for the year ended December 31, 2008 reflect the full effect of rental revenue attributable to the properties acquired in 2007, which was partially offset by additional depreciation and amortization and interest expenses related to the property acquisitions.

Earnings from continuing operations increased by $9.5 million to $9.0 million for the quarter ended December 31, 2008, as compared to a loss of $0.5 million for the quarter ended December 31, 2007. Earnings from continuing operations increased by $11.1 million to $39.2 million for the year ended December 31, 2008, as compared to $28.1 million for the year ended December 31, 2007. Earnings from continuing operations for the quarters and years ended December 31, 2008 and 2007 exclude the operating results and gains from the disposition of eleven properties sold in each of 2008 and 2007, which operating results and gains from the disposition of properties applicable to the quarters and years ended December 31, 2008 and 2007 have been reclassified and are included in earnings from discontinued operations. Earnings from discontinued operations, primarily comprised of gains on dispositions of real estate, were $0.4 million and $2.6 million for the quarter and year ended December 31, 2008, respectively, as compared to $1.1 million and $5.8 million for the respective prior year periods. The Company has been acquiring replacement properties and exercising purchase options for leased locations with the proceeds received from property dispositions.

Funds from operations, or FFO, increased by $9.8 million to $12.2 million for the quarter ended December 31, 2008 and by $13.4 million to $50.9 million for the year ended December 31, 2008, as compared to $2.4 million and $37.5 million for the respective prior year periods. Adjusted funds from operations, or AFFO, decreased by $0.1 million to $11.5 million for the quarter ended December 31, 2008 and increased by $4.5 million to $48.3 million for the year ended December 31, 2008, as compared to $11.6 million and $43.8 million for the respective prior year periods. Certain items, which are included in the changes in net earnings, are excluded from the changes in FFO and AFFO. The increases in FFO were primarily due to the changes in net earnings but exclude the increases in depreciation and amortization expense for the quarter and year ended December 31, 2008 and the decreases in gains on dispositions of real estate for the quarter and year ended December 31, 2008. The changes in AFFO for the quarter and year ended December 31, 2008 also exclude the decreases in deferred rental revenue, the decreases in the allowance for deferred rental revenue discussed above and the changes in net amortization of above-market and below-market leases (which are included in net earnings and FFO but are excluded from AFFO). FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Diluted earnings per share increased by $0.36 per share for the quarter ended December 31, 2008 and by $0.32 per share for the year ended December 31, 2008 to $0.38 per share and $1.69 per share, respectively, as compared to $0.02 per share and $1.37 per share for the respective prior year periods. Diluted FFO per share increased by $0.39 per share for the quarter ended December 31, 2008 and by $0.54 per share for the year ended December 31, 2008 to $0.49 per share and $2.05 per share, respectively, as compared to $0.10 per share and $1.51 per share for the respective prior year periods. Diluted AFFO per share decreased by $0.01 per share for the quarter ended December 31, 2008 and increased by $0.18 per share for the year ended December 31, 2008 to $0.46 per share and $1.95 per share, respectively, as compared to $0.47 per share and $1.77 per share for the respective prior year periods.

Revenues from rental properties increased by $0.3 million for the quarter ended December 31, 2008 and increased by $3.1 million for the year ended December 31, 2008 to $20.4 million and $81.2 million, respectively, as compared to $20.1 million and $78.1 million for the respective prior year periods. Rent received increased by $0.6 million for the quarter ended December 31, 2008 and by $4.2 million for the year ended December 31, 2008, as compared the respective prior year periods primarily due to rental income from properties acquired at the end of the first quarter in 2007 and rent escalations. In addition to rent received, revenues from rental properties include deferred rental revenues accrued due to the recognition of rental income on a straight-line basis and net amortization of above-market and below-market leases. Straight-line rent decreased to $0.5 million for the quarter ended December 31, 2008 and decreased to $1.7 million for the year ended December 31, 2008, as compared to $0.9 million and $2.6 million for the respective prior year periods. Net amortization of above-market and below-market leases increased to $0.2 million for the quarter ended December 31, 2008 and decreased to $0.8 million for the year ended December 31, 2008, as compared to $0.1 million for the quarter and $1.0 million for the year ended December 31, 2007.

Environmental expenses, net for the quarter ended December 31, 2008 increased by $0.9 million to $2.3 million, as compared to $1.4 million recorded for the prior year quarter, and decreased by $0.8 million to $7.4 million for the year ended December 31, 2008, as compared to $8.2 million recorded for the year ended December 31, 2007. Changes in estimated environmental costs net of estimated recoveries from state underground storage tank funds increased by $1.0 million to $1.9 million for the quarter ended December 31, 2008 and decreased by $0.5 million to $4.7 million for the year ended December 31, 2008, as compared to the respective prior year periods. The decrease in environmental expenses for the year ended December 31, 2008 was also due to lower loss provisions recorded for environmental related litigation reserves, which decreased by $0.4 million net of increased legal fees, as compared the respective prior year period.

General and administrative expenses for the quarter ended December 31, 2008 decreased by $0.3 million to $1.6 million for the quarter ended December 31, 2008 and increased by $0.2 million to $6.8 million for the year ended December 31, 2008, as compared to $6.7 million recorded for the prior year period. The increase in general and administrative expenses for the year ended December 31, 2008 was primarily due to higher professional fees.

Depreciation and amortization expense increased by $0.7 million to $3.2 million for the quarter ended December 31, 2008 and by $2.1 million to $11.8 million for the year ended December 31, 2008, as compared to $2.5 million and $9.6 million for the respective prior year periods. The increases in depreciation and amortization expense were due to the acquisition of properties at the end of the first quarter of 2007 and the acceleration of depreciation expense resulting from the reduction in the estimated useful lives of certain assets which may be removed from the lease with Marketing, which increases were partially offset by the effect of dispositions of real estate and lease expirations.

Other income, net for the quarter ended December 31, 2008 decreased by $0.4 million to a net expense of $0.3 million, as compared to net income of $0.1 million recorded for the quarter ended December 31, 2007, and decreased by $1.5 million to net income of $0.4 million for the year ended December 31, 2008, as compared to net income of $1.9 million recorded for the year ended December 31, 2007. The decrease in other income, net for the year ended December 31, 2008 was primarily due to a reduction in gains on dispositions of real estate, which decreased by $1.2 million, as compared to the respective prior year period. Other income, net for the quarter and year ended December 31, 2008 also includes a $0.4 million charge for a valuation allowance provided against the recovery of $1.4 million of funds held by a qualified exchange intermediary for the purpose of completing tax free exchanges, which intermediary filed for bankruptcy protection in the fourth quarter of 2008.

Aggregate gains on dispositions of real estate, partially included in both other income and discontinued operations, was $0.4 million for the quarter ended December 31, 2008 and $2.8 million for the year ended December 31, 2008, as compared to $0.8 million and $6.2 million for the respective prior year periods.

Interest expense decreased by $0.6 million to $1.7 million for the quarter ended December 31, 2008, as compared to $2.3 million for the prior year period. The decrease in interest expense for the quarter ended December 31, 2008 was primarily due to a reduction in interest rates. Interest expense decreased by $0.8 million to $7.0 million for the year ended December 31, 2008, as compared to $7.8 million for the prior year period. The decrease in interest expense for the year ended December 31, 2008 was primarily due to a reduction in interest rates, which was partially offset by increased borrowings used to finance the acquisition of properties at the end of the first quarter in 2007.

Getty Realty Corp.’s Fourth Quarter Earnings Conference Call is scheduled for tomorrow, Wednesday, February 11, 2009 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 719-325-4815 five to ten minutes before the scheduled start time and reference pass code 3637471. If you cannot participate in the live event, a replay will be available on February 11, 2009 beginning at 12:00 noon through February 14, 2009 at 12:00 noon Eastern Time. To access the replay, please dial 719-457-0820 and reference pass code 3637471.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,100 properties throughout the United States.

CERTAIN STATEMENTS IN THIS CURRENT REPORT ON FORM 8-K MAY CONSTITUTE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN OUR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS ABOUT THE DEVELOPMENTS WITH MARKETING AND THE MASTER LEASE WITH MARKETING, THE COMPANY’S ATTEMPT TO NEGOTIATE A MUTUALLY BENEFICIAL MODIFICATION OF THE MASTER LEASE WITH MARKETING  AND THE STATEMENTS MADE BY MR. LIEBOWITZ RELATED TO MARKETING AND THE MASTER LEASE WITH MARKETING. WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
Assets:	2008	2007

Real Estate:
Land	$221,540	$222,194
Buildings and improvements	252,027	252,060
	473,567	474,254
Less – accumulated depreciation and amortization	(129,322)	(122,465)
Real estate, net	344,245	351,789
Deferred rent receivable (net of allowance of $10,029 as of December 31, 2008 and $10,494 as of December 31, 2007)	26,718	24,915
Cash and cash equivalents	2,178	2,071
Recoveries from state underground storage tank funds, net	4,223	4,652
Mortgages and accounts receivable, net	1,533	1,473
Prepaid expenses and other assets	8,916	12,011
Total assets	$387,813	$396,911

Liabilities and Shareholders' Equity:

Debt	$130,250	$132,500
Environmental remediation costs	17,660	18,523
Dividends payable	11,669	11,534
Accounts payable and accrued expenses	22,337	22,176
Total liabilities	181,916	184,733
Commitments and contingencies	--	--
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 24,766,166 at December 31, 2008 and 24,765,065 at December 31, 2007	248	248
Paid-in capital	259,069	258,734
Dividends paid in excess of earnings	(49,124)	(44,505)
Accumulated other comprehensive loss	(4,296)	(2,299)
Total shareholders' equity	205,897	212,178
Total liabilities and shareholders' equity	$387,813	$396,911

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Revenues from rental properties	$20,406	$20,108	$81,163	$78,069

Operating expenses:
Rental property expenses	2,379	2,263	9,390	9,301
Environmental expenses, net	2,337	1,427	7,374	8,190
General and administrative expenses	1,596	1,911	6,831	6,669
Allowance for deferred rental revenue	--	10,312	--	10,312
Depreciation and amortization expense	3,201	2,549	11,784	9,647
Total expenses	9,513	18,462	35,379	44,119
Operating income	10,893	1,646	45,784	33,950

Other income (expense), net	(250)	114	412	1,920
Interest expense	(1,685)	(2,258)	(7,034)	(7,760)
Earnings (loss) from continuing operations	8,958	(498)	39,162	28,110

Discontinued operations:
Earnings from operating activities	51	291	259	1,216
Gains on dispositions of real estate	306	794	2,389	4,568
Earnings from discontinued operations	357	1,085	2,648	5,784
Net earnings	$9,315	$587	$41,810	$33,894

Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$.36	$(.02)	$1.58	$1.14
Earnings from discontinued operations	.01	.04	.11	.23
Net earnings	$.38	$.02	$1.69	$1.37

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$.36	$(.02)	$1.58	$1.13
Earnings from discontinued operations	.01	.04	.11	.23
Net earnings	$.38	$.02	$1.69	$1.37

Weighted average shares outstanding:
Basic	24,766	24,765	24,766	24,765
Stock options and restricted stock units	7	-	8	22
Diluted	24,773	24,765	24,774	24,787

Dividends declared per share	$.470	$.465	$1.87	$1.85

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net earnings	$9,315	$587	$41,810	$33,894

Depreciation and amortization of real estate assets	3,237	2,608	11,875	9,794
Gains on dispositions of real estate	(392)	(793)	(2,787)	(6,179)
Funds from operations	12,160	2,402	50,898	37,509
Deferred rental revenue (straight-line rent)	(518)	(1,190)	(1,803)	(3,112)
Allowance for deferred rental revenue	--	10,494	--	10,494
Net amortization of above-market and below-market leases	(190)	(105)	(790)	(1,047)
Adjusted funds from operations	$11,452	$11,601	$48,305	$43,844

Diluted per share amounts:
Earnings per share	$.38	$.02	$1.69	$1.37
Funds from operations per share	$.49	$.10	$2.05	$1.51
Adjusted funds from operations per share	$.46	$.47	$1.95	$1.77

Diluted weighted average shares outstanding	24,773	24,765	24,774	24,787

In addition to measurements defined by generally accepted accounting principles (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations) and extraordinary items. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly; may not be comparable.

Getty believes that FFO is helpful to investors in measuring its performance because FFO excludes various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO include the significant impact of deferred rental revenue (straight-line rental revenue) and the net amortization of above-market and below-market leases on its recognition of revenues from rental properties, as offset by the impact of collection related reserves. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line basis rather than when payment is due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. GAAP net earnings and FFO may also include an income tax provision or benefit recognized due to adjustments in amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001. As a result, Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less straight-line rental revenue, net amortization of above-market and below-market leases and income taxes. In Getty’s view, AFFO provides a more accurate depiction than FFO of the impact of scheduled rent increases under these leases, rental revenue from acquired in-place leases and Getty’s election to be taxed as a REIT beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact:           Thomas J. Stirnweis
        (516) 478-5403